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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                    PINNACLE AIRLINES RELEASES APRIL TRAFFIC

MEMPHIS TENN. (MAY 4, 2006) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), released its passenger and traffic levels for April 2006 today.

For April, Pinnacle transported 748,987 Customers, 15.4% more than the same period last year. Passenger Load Factor was 78.8%, an increase of 9.4 points over April 2005 levels. During the month, Pinnacle flew 452.1 million Available Seat Miles ("ASMs"), a 5.2% reduction when compared to the same period last year. Revenue Passenger Miles ("RPMs") expanded 7.6% to 356.2 million.

Pinnacle operated 33,977 block hours in April, 3.7% less than the same period last year. Cycles increased 1.6% to 20,928. The reduction in block hours and ASMs is the result of a 7.2% reduction in the average staging length of a Pinnacle flight from 503 to 467 miles. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term "cycle" refers to an aircraft's departure and corresponding arrival, and the term "stage length" refers to average distance of a Pinnacle flight.

                               APRIL 2006 TRAFFIC

                          2006                  2005              CHANGE
Passengers              748,987               648,964              15.4%
Load Factor                78.8%                 69.4%              9.4pts
ASMs (000)              452,135               477,060              (5.2)%
RPMs (000)              356,166               331,087               7.6%
Cycles                   20,928                20,606               1.6%
Block Hours              33,977                35,289              (3.7)%

                            YEAR-TO-DATE 2006 TRAFFIC

                           2006                  2005             CHANGE
Passengers              2,764,245             2,317,667            19.3%
Load Factor                  74.0%                 65.1%            9.0%
ASMs (000)              1,793,803             1,765,560             1.6%
RPMs (000)              1,327,972             1,148,749            15.6%
Cycles                     82,193                77,702             5.8%
Block Hours               136,574               135,432             0.8%

Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 44 and 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and the focus city of Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,550 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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